UNITED STATES

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Washington, D.C. 20549

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ENHABIT, INC.
(Name of Registrant as Specified in Its Charter)

AREX CAPITAL MASTER FUND, LP

AREX CAPITAL PARTNERS, LP

AREX CAPITAL, LTD.

AREX CAPITAL GP, LLC

AREX CAPITAL MANAGEMENT, LP

AREX CAPITAL MANAGEMENT GP, LLC

ANDREW RECHTSCHAFFEN

JAMES T. CORCORAN

MEGAN AMBERS

MAXINE HOCHHAUSER

MARK W. OHLENDORF

ANNA-GENE O’NEAL

DR. GREGORY S. SHEFF

JUAN VALLARINO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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AREX Capital Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands (“AREX Capital Master”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Enhabit, Inc., a Delaware corporation (the “Company”).

On May 29, 2024, AREX Capital Master issued the following press release:

AREX CAPITAL MANAGEMENT ISSUES LETTER TO ENHABIT STOCKHOLDERS REGARDING THE NEED FOR DRAMATIC CHANGES TO BOARD COMPOSITION

Has Nominated Seven Highly Qualified Independent Directors with Industry Expertise Who Can Help Drive Improved Operating Results

Expresses Disappointment That Enhabit’s Board Has Chosen Not to Engage

Details Enhabit’s Dramatic Operational Underperformance

Reaffirms View of Substantial Unrecognized Value of Enhabit

Files Preliminary Proxy Statement for 2024 Annual Meeting of Stockholders

New York (May 29, 2024) — AREX Capital Management, LP, together with its affiliates, the owners of approximately 4.9% of the shares of Enhabit, Inc. (NYSE: EHAB) (“Enhabit”), today issued an open letter to its fellow stockholders regarding the need for a major boardroom change at Enhabit.

The full text of the letter is set forth below:

Fellow Stockholders,

AREX Capital Management, LP and its affiliates (together, “AREX” or “we”) are collectively the beneficial owners of approximately 2.4 million shares of Enhabit, Inc. (“Enhabit” or the “Company”), representing approximately 4.9% of the Company’s common shares outstanding. We have been Enhabit stockholders since its spin-off from Encompass Health Corporation (“Encompass”) in July 2022.

We are shocked that we are having to write this letter today. Given the abysmal experience that Enhabit’s stockholders have endured under the watch of its existing board of directors (the “Board”), we would have expected the Board to constructively engage with us regarding our ideas and rationale for nominating seven highly qualified director candidates, Megan Ambers, James T. Corcoran, Maxine Hochhauser, Mark W. Ohlendorf, Anna-Gene O’Neal, Dr. Gregory S. Sheff, and Juan Vallarino (collectively, the “AREX Slate”), for election at the upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting”). We believe that it should be clear to the Board that a significant reconstitution of its membership is required and warranted. A Board that has presided over a more than 60% decline in the Company’s share price over a two-year period, in our view, should have the humility to acknowledge that it cannot and should not continue in its current form. Merely confirming the already-planned retirement of four directors who we believe should never have been seated on the Board in the first place (and given retention grants not awarded to Enhabit’s non-legacy directors) is, from our perspective, a complete mockery of the term “Board refreshment.”1

Regrettably, the Board has not made any real effort to engage with us in good faith. We believe Enhabit’s stockholders have suffered from the Board’s failure to adequately supervise the Company’s inexperienced management team, which has struggled both to navigate industry challenges as dexterously as peers and to communicate effectively with investors. What the Board was, in fact, overseeing was the enormous destruction of stockholder value on an absolute basis and dramatic underperformance versus peers and the market in general.2 Nonetheless, since our confidential nominations three months ago, there have only been brief and perfunctory interactions between our respective legal counsels, during which no credible path towards substantive discussions or constructive settlement was presented. In fact, we have only spoken with non-executive directors twice in the past year, while the Board was supervising Enhabit’s apparent slow-moving train wreck: once last October in the aftermath of what we believe to be the Company’s embarrassing and harmfully clumsy disclosure surrounding its receipt of a Limited Waiver of its leverage covenant from its lenders, and once in March when we advised the Board of our intention to nominate a slate of directors. Both of those conversations were extremely one-sided, but we assumed that the Board would engage with us once the strategic review blackout had ended. We were mistaken.

We are disappointed that the Board has chosen to continue its pattern of deflecting the valid and serious concerns of its stockholders. It seems that the Board is looking for ways to spite its true owners rather than act in their best interests to maximize the value of the Company. This is at the core of why we feel we have no other choice but to take the steps necessary to reconstitute the Board.

AREX Actual History with Enhabit

We are frustrated, but again not surprised, by Enhabit’s attempt to characterize the history of our involvement with the Company as being solely focused on a sale. This is a blatant attempt to downplay our past efforts to help the Company, to bury the Board’s miserable record of value destruction, and to distract from the high-quality slate we have put forward that is objectively superior to the existing Board.

Enhabit’s challenges as a standalone company began immediately after its separation from Encompass. Enhabit’s “original sin” was the replacement of a deeply experienced senior management team with executives who lack prior hands-on involvement in the home health or hospice industries. This dearth of specialized knowledge was exacerbated by a Board that was similarly devoid of relevant operating expertise. While the Board possessed generally solid résumés, it lacked the industry-specific familiarity to guide a novice management team through industry-specific challenges. The risks of such a marriage quickly presented themselves. Starting with Enhabit’s first quarterly report just weeks after its public debut, the Company began a chronic pattern of missing consensus expectations and lowering financial guidance. The impact of these missteps was then further amplified by a litany of debacles: a failure to file its first annual report on time, a financial restatement, a revolving door of investor relations professionals, and persistently awful investor communications.

1 In connection with Enhabit’s spin-off, the legacy Encompass directors each received “Founder Awards” of $187,500 in stock that were not awarded to the other Enhabit directors.

2 Enhabit’s total stockholder return since its spin-off through May 24, 2024 is -61.5% and its one-year total stockholder return through May 24, 2024, is -28.9%. The average total return for the compensation peer set outlined in Enhabit’s preliminary proxy statement since Enhabit’s spin-off is -10.7% (one-year total return: -3.6%), while the total return for the Russell 2000 index since then is 24.6% (one-year total return: 18.9%).

In an attempt to be collaborative and helpful to a Company that we saw as clearly flailing, we recruited two director candidates with highly relevant experience, including one with leadership roles at several large home health companies. In May 2023, we suggested that they be seated on Enhabit’s Board to fill what we then viewed and continue to view as the clear gap in the Board’s skills matrix relating to relevant operating experience. We felt strongly that their skillsets could help unlock value for all stockholders. Unfortunately, the Company ignored our recommendations. It is unconscionable that the Board would reject such obvious assets to the Company while it was suffering acute operational challenges and yet allow at least four “lame duck” directors (the “legacy Encompass directors”) to remain on the Board. The Board should have followed the advice of its sole continuing legacy Encompass director, Charles M. Elson: “The skills-based composition of a corporate board is critically important to proper board function…a wide range of talents that are tailored to the business of the corporation [emphasis added] is vital to effective management monitoring.”3 Furthermore, by removing the legacy Encompass directors who had been foisted upon Enhabit stockholders (they had been in violation of the tenure limits in Encompass’ Corporate Governance Guidelines), the Board would have rid itself of any residual taint of investor skepticism related to the strategic review process resulting in its own spin-off.

In our initial May 2023 letter to the Board that included our director suggestions, we also stated our belief that the Company’s many self-inflicted wounds had placed it in the “penalty box” with investors but that the recently announced acquisition of Amedisys had clearly demonstrated the continuing strategic appeal and value of home health and hospice assets. We urged the Company to commit to a strategic review before the end of the year, as we were concerned that even with flawless execution, the public markets were unlikely to reward the Company with a valuation comparable to that which a competitive auction would bring.

One might think that the Board chose to ignore our efforts to enhance its composition because it had finally steadied the ship and stabilized the Company’s operations. But one would be wrong. What the Company’s preliminary proxy statement conveniently omits is that, after ignoring our efforts to enhance the Board’s composition, and prior to its announcement of a strategic review process in August 2023, Enhabit’s home health operations fell off the self-described “Enhabit cliff.” Concurrent with its confusing announcement of a strategic review process, management eviscerated Enhabit’s standing full-year guidance and left investors completely baffled as the Company’s home health peers had reported relatively benign results.

3 Charles M. Elson, “Editor’s Note: Planes, Trains, and Corporate Governance,” Directors & Boards, August 9, 2023.

The unacceptably poor performance didn’t end there. In the months following the announcement of the strategic review process, the Company caused a panic in the market in early October by bungling the disclosure of the Limited Waiver of its leverage covenant from its lenders. Then, in November 2023, the Company lowered guidance yet again and disclosed yet another amendment to those same covenants after previously amending them five months before. What was the 13-person Board doing while this disastrous chain of events was unfolding?

Given the dynamic of a Company that was struggling mightily under the oversight of a Board that we believe both lacked the skills necessary to guide management and seemed unwilling to truly engage with us, we concluded that if the strategic review process failed, we would have no choice but to protect ourselves and all stockholders by nominating directors with the operational expertise to help the Company. Considering the Board’s woeful track record by this point, only significant refreshment would suffice.

The Strategic Review Process

In contrast to the Board’s inaccurate and reductive assertions about our singular focus being a sale of the Company, the reality is that our goal for our investment in Enhabit is in fact the same as our goal for any of our investments: that value be maximized for all stockholders. After initially receiving shares in Enhabit as a result of its spin-off from Encompass, our view of the Company’s positioning in attractive end markets, seemingly undemanding valuation, potential for earnings growth, and strategic value led us to increase our investment. If the Company had delivered operating results similar to those of its peers over the past two years, we would likely be very happy and passive stockholders. Unfortunately, as shown above, the Company quickly demonstrated a persistent inability to deliver on the operating potential of its businesses, and our discussions with management left us deeply skeptical as to the prospects of their ability to drive improvement in a reasonable time frame. As such, we concluded that the clear best path forward for Enhabit would be a competitive auction that should result in a buyer compensating stockholders for the Company’s significant unrecognized strategic value that seemed unlikely to surface for a standalone Enhabit. The Company’s recent disclosure of the substantial interest from potential acquirers only validates our initial beliefs in this strategic value.

Importantly, despite the Company’s assertions in its recent press release, our analysis and diligence have left us profoundly skeptical of the integrity and effectiveness of the Company’s strategic review process. Nonetheless, further debate about the outcome of the strategic review serves no useful purpose at this juncture. The only thing that matters now is setting the Company on a path that will unlock Enhabit’s substantial value for all stockholders. That process begins by seating directors who have hands-on home health and hospice experience. We believe that the Board must have the industry-specific knowledge to rigorously evaluate management’s strategic and operational choices. Having these skills is necessary to hold management accountable and to help drive better operating results.

In our view, Enhabit needs directors who possess the expertise required to create value and who are specifically focused on that objective. These attributes are precisely what we believe the AREX Slate brings. AREX has meticulously selected and nominated a diverse, highly qualified group of directors who can apply their extensive industry-specific knowledge to help address Enhabit’s challenges. The AREX Slate brings proven experience across all facets of home health and hospice, including operations, clinical activity, and business development. The AREX Slate has a deep understanding of managing payor relationships, and it has a comprehensive grasp of capital markets. If elected, the AREX Slate plans to form a dedicated Transformation Committee that will aim to work seamlessly with management to rehabilitate Enhabit and maximize the operating potential and value of its assets.

Enhabit’s Current Reality

Enhabit now faces an improving home health industry backdrop, but we do not believe that the existing Board will be able to capitalize on it for the benefit of stockholders:

•	Slowing Payor “Mix Shift” Impact. We expect a continued deceleration in the secular shift in home health payor mix from traditional Medicare Fee-for-Service (“FFS”) to lower-paying Medicare Advantage (“MA”) plans, particularly as MA plan sponsors scale back benefits and face prior authorization scrutiny and advertising restrictions.[4] Furthermore, with high referral rejection rates, these payors need home-health capacity that can alleviate their elevated medical loss ratios by reducing hospital readmissions. MA payors appear increasingly willing to negotiate higher reimbursement rates with large-scale providers possessing the data to prove the value of home health in enhancing patient outcomes and reducing readmission rates.
•	Demonstrated Regulatory Moderation. The Centers for Medicare and Medicaid Services (“CMS”) has repeatedly demonstrated a reluctance to implement significant negative adjustments to reimbursement rates within a single year. Instead, its approach seems to be a draconian initial proposal softened with smoother and more industry-friendly phase-ins to avoid disrupting this critical service for elderly Americans.
•	Improving Labor Conditions. The post-pandemic spike in clinical labor costs and turnover continues to abate.[5] Enhabit has recruited nearly 650 full-time nurses on a net basis over the last four quarters.[6]
•	Home Health Utilization Recovery. 2022’s sharp decline in FFS utilization of home health services—likely due to reduced inpatient hospital care (often a precursor to home health need) among FFS beneficiaries—appears to have stabilized in 2023 and is likely currently normalizing.

We believe that a successful Company must be able to pursue several priorities simultaneously. It must be able to harness MA beneficiary growth with better contracts while also maintaining its FFS revenue by taking market share. It must be able to solve staffing shortages and manage the sales process to avoid excess clinical capacity. And it must be able to do all these things while maintaining a laser-like focus on overhead. Enhabit’s peers have clearly demonstrated that these are not unreasonable expectations.

4 For example, an equity research report from a major investment bank on April 8, 2024, states the following: “With the latest [MA] rate update, plans are more likely to cut member benefits, prioritize margins, and selectively exit unprofitable markets. As a result, our preliminary view is that [MA enrollment] growth may slow to 3-4% over the next two years before normalizing back to 5-6%.”

5 Home Care Salary & Benefits Report, Hospital & Healthcare Compensation Services, October 2023.

6 Based on Company disclosures as of March 31, 2024.

There is abundant evidence that Enhabit’s results have been inferior to those of its peers in each of its operating segments (home health, hospice, and home office). We briefly outline these areas of subpar execution below but will soon be releasing a fuller presentation laying out Enhabit’s operational shortcomings along with our 100-day plan to rehabilitate Enhabit.

To be clear, the responsibility for persistent underperformance ultimately lies squarely with the Board. It is the Board’s job to ensure the Company effectively navigates changing industry conditions as its peers have and to hold management accountable. The Board has, we believe, utterly failed.

1. Enhabit is hemorrhaging FFS home health market share.

Contrary to management’s public statements, it is apparent to the outside world that Enhabit’s home health business has lost significant FFS market share.7 Enhabit’s home health FFS revenue has declined by ~26% since the first quarter of 2021. In contrast, Enhabit’s closest public peer Amedisys has seen only a ~3% decline in home health FFS revenue over that same period. Providing home health services for FFS beneficiaries carries far higher margins than providing those same services for MA beneficiaries, and during this period, Enhabit has seen a dramatic decline in home health profitability.

While management blames this precipitous loss of FFS revenue on the Company’s historical above-average FFS revenue share, its peer Amedisys has managed the secular shift in payor mix responsibly by maintaining FFS revenue while also growing MA volumes. Enhabit, in contrast, has allowed its FFS volumes to collapse in a mistaken belief that it is powerless to stop immediate industry mean reversion in its payor mix. We have come to suspect that management’s reliance upon specious “mix shift” arguments betrays an ignorance of the true causes of Enhabit’s lackluster performance in this area, and the Board clearly lacks the experience to help guide management through a controlled shift in payor mix while sustaining its highest margin volumes.

Enhabit’s market share loss has come in two distinct phases. First, the Company lost ~25% of its “clinical collaboration” referrals from its former parent in the second half of 2022.8 Based on Encompass management’s stated confidence in Enhabit’s CEO, who was the architect of this “clinical collaboration” when she ran Encompass’ inpatient rehabilitation facility segment, this referral attrition can only be the result of a failure to quickly identify the significant loss of referral volume and implement a mitigation plan.9 Why did the Board not ask for a detailed root cause analysis and direct management to develop a timely remediation strategy?

More troubling has been the ongoing, non-Encompass-related loss of FFS market share, or the aforementioned “Enhabit cliff.” According to CMS, the number of FFS beneficiaries declined in 2023 by ~4%, and our county-level analysis reveals that Enhabit’s markets fared slightly better than the national average.10 While CMS has yet to release 2023 data, our diligence suggests that home health utilization has stabilized from 2022’s historical trough, indicating a low-single-digit percentage decline in FFS home health episodes. Recently released FFS admissions data, as well as peer results, align with this estimate.11,12

7 “I don’t think we are losing market share,” said Enhabit CFO Crissy Carlisle on the 4Q 2023 earnings call on March 7, 2024.

8 Based upon Encompass and Company disclosures.

9 “Barb [Jacobsmeyer] was really responsible for driving the clinical collaboration across the platform. So the operators on the IRF side know Barb very well, and Barb has a complete understanding of what is important to any kind of hospital, but specifically in IRF, in terms of transitioning a prospective home health patient to another side of care,” said Douglas Coltharp, Encompass CFO, at the Barclays Global Healthcare Conference on March 16, 2022.

10 Based upon average annual enrollment of FFS Medicare beneficiaries with both Parts A and B.

11 Trella Health indicates FFS admissions declined by ~2% in the first half of 2023. See Post-Acute Industry Trends Quarterly, https://www.trellahealth.com/post-acute-industry-trends-quarterly/.

12 Amedisys saw its same-store FFS home health revenue decline by ~3% in 2023, suggesting a low-single-digit decline in FFS home health episodes. Consistent with this, Pennant’s same-store Medicare home health admissions fell by ~3% in 2023.

Had Enhabit maintained its already reduced FFS market share after its bungled separation from Encompass, it would likely have met its initial 2023 EBITDA guidance of $125-140 million rather than the $98 million it ultimately delivered. In contrast, peers Amedisys and Pennant both achieved or exceeded their initial 2023 guidance. Clearly, something Enhabit-specific occurred during the first half of 2023, and management’s explanation of an exogenous and unavoidable “Enhabit cliff” lacks credibility to industry participants. Moreover, none of our discussions with management suggest that a thorough analysis into the root causes of the lost FFS market share has been undertaken.

Fortunately, we do not believe this loss is permanent. Once Amedisys is acquired by Optum, a subsidiary of UnitedHealth Group, Enhabit will be by far the largest independent home health provider. As similarly sized captive providers allocate capacity away from FFS and towards their own beneficiaries, Enhabit should be able to take FFS market share. Furthermore, we believe this dynamic will enhance Enhabit’s competitive position as remaining payors will have fewer high-quality providers with which to negotiate. Enhabit’s quality-of-care advantage with national averages has largely increased since its spin-off almost two years ago, and its home health 60-Day Acute Care Hospitalization rate of 13.8% is significantly lower than those of most competitors (and is even lower than that of Amedisys at 14.5%). There is simply no reason why Enhabit should not be gaining market share rather than losing it. As Enhabit’s CEO correctly opined early last year, “With our low cost of care and high-quality outcomes, we believe we’re well positioned to gain market share in both home health and hospice.”13

2. Enhabit’s hospice business continues to lag.

We suspect that the hospice business is largely an afterthought for the Board given the many other challenges facing the Company, but we believe it can be a tremendous asset if run properly. The same demographic trends supporting the outlook for home health also support the outlook for hospice, and hospice is not grappling with the same “mix shift” issue. Nearly all of Enhabit’s hospice branches are situated within its home health markets, and there is a significant opportunity to build or acquire additional co-located branches, which benefit from both brand recognition as well as predictive analytics that identify when home health patients would benefit from hospice care.

13 Comments made at the CJS Securities “New Ideas for the New Year” Investor Conference on January 11, 2023.

Management conveniently blames its multi-year hospice underperformance on previous leadership. Yet it’s worth mentioning that Enhabit’s same-store admissions growth consistently exceeded that of public peers prior to the current management team taking over in June 2021. We also note that it took the new team a year to hire its first Executive Vice President of Hospice Operations in June 2022 despite hospice admissions declining at double-digit rates beginning in 3Q 2021. Although management has recently taken appropriate steps to improve clinical capacity (e.g., using contract labor temporarily to alleviate referral rejections, adding on-call and triage nurses to reduce clinician turnover, and increasing overall nursing staffing), results have remained poor as Enhabit has been unable to convert excess clinical capacity into admissions. And even with what management described as “good sales coverage” in each of its markets for one year (more than enough time for new salespeople to fully ramp), and with no branches operating with staffing constraints, same-store admissions still dropped by ~5% in 1Q 2024. In fact, Enhabit has now suffered twelve straight quarters of negative same-store admissions growth.

Meanwhile, competitors have had far greater success in addressing the challenges of the past few years stemming from staffing shortages and the pandemic-era “excess deaths” of patients who might otherwise be in hospice now. Specifically, on a stacked same-store growth basis, Amedisys 1Q 2024 hospice admissions were ~6% below 1Q 2021 levels, while Pennant’s were ~12% above. By contrast, on the same basis, Enhabit’s 1Q 2024 admissions were ~25% lower than they were three years ago. Hospice industry peers now forecast healthy growth going forward. The hospice industry is clearly recovering, and there is no reason why Enhabit should perennially underperform its peers.

We believe that Enhabit’s hospice sales organization needs to be reinvigorated to restore volumes to pre-pandemic levels and ultimately surpass them. While management seemed to acknowledge this reality recently by announcing the centralization of its referral admission process and hiring three business development leaders with significant hospice experience, many such similarly promising initiatives that have been announced by Enhabit’s leadership team have failed to meaningfully improve the business.

3. Enhabit’s overhead is not optimized.

Enhabit’s home office costs are simply unacceptable. The Board must acknowledge the absurdity of home office overhead consuming over half of the Company’s pre-corporate EBITDA. The adage “what gets measured gets managed” is unquestionably relevant to Enhabit, and its overwhelmed management team has failed to rationalize the Company’s cost structure despite revenue shortfalls. Astonishingly, home office overhead costs ballooned by ~19% in the second half of 2023 even as revenue fell by ~2%.14 Despite management paying lip service to potential overhead savings, there appears to have been no genuine effort to rein in costs even as the Company’s revenue outlook declined. In fact, the Company’s disclosed standalone expenses actually came in ~15% below the midpoint of its initial 2023 guidance, so why have home office costs in the aggregate not come down?

Management must prioritize cost control across the entire Company in a largely fixed-rate reimbursement environment, and an analysis of Enhabit’s public peers suggests that there are significant cost-saving opportunities within Enhabit’s home office. While the Company’s public peers typically manage home office overhead to ~8% of revenues, Enhabit’s current ratio is above 10%.

14 2H 2023 to 2H 2022 growth rates used to avoid comparison issues with pre-spin corporate allocations.

The Solution: The AREX Slate

A successful turnaround of Enhabit will require a highly engaged Board with relevant operational expertise. We believe the past two years have demonstrated that Enhabit’s current Board lacks the necessary understanding of the home health and hospice businesses to fulfill its oversight responsibilities. We are also concerned that a passive culture of accepting underwhelming results may have taken root within Enhabit, making it essential to have a strong and proactive Board that enforces accountability for subpar management performance.

In sharp contrast to the existing Board, the AREX Slate consists of a diverse group of directors with extensive home health and hospice industry experience that can immediately contribute strategic insights to all areas of the Company’s operations.

Megan Ambers

Ms. Ambers brings a deep understanding of home health and hospice labor strategies, operations, payor models, utilization, and organizational optimization.

•	Chief People Officer of Ivy Rehab Network, an industry-leading outpatient and pediatric healthcare provider offering physical, occupational, speech and ABA therapy.
•	Previously served as the Interim Chief Human Resources Officer of Amedisys, Inc. (NASDAQ: AMED), a leading provider of healthcare in the home, from March 2022 to October 2022, as well as its Senior Vice President of Workforce Strategy, HR Innovation & Total Rewards, from 2018 to 2022.

James T. Corcoran

Mr. Corcoran brings extensive knowledge of capital markets and corporate governance practices.

•	Partner at AREX Capital Management.
•	Previously a member of the board of directors of Tuesday Morning Corporation (NASDAQ: TUES), an off-price retailer, from 2017 to 2020, where he served on the Audit and Nominating and Governance Committees.

Maxine Hochhauser

Ms. Hochhauser brings more than 30 years of experience as a healthcare executive, focused mainly on home health and home care operations, and has a history of successfully navigating challenging financial, regulatory, and payor transitions.

•	Chief Executive Officer of HealthPRO Heritage, a national rehabilitation and health innovations company.
•	Previously served as President of the Home and Community Based Services Division of LHC Group, a provider of in-home healthcare services and innovations for communities around the nation, from 2019 to 2023.
•	Previously served as Chief Operating Officer of Addus HomeCare Corporation (NASDAQ: ADUS), a leading provider of home care services that include personal care services that assist with activities of daily living, from 2014 to 2017.
•	Previously served as Senior Vice President of Enterprise Operations of Amedisys from 2012 to 2014, and AllianceCare, a private equity owned home healthcare company, from 2008 to 2012.

Mark W. Ohlendorf

Mr. Ohlendorf brings 30 years of diverse experience in senior-related healthcare, including in the home health, hospice, and senior housing markets, in addition to his financial and accounting expertise.

•	Most recently served as the Managing Member of Four Peaks Advisors, LLC, a consulting practice focused on post-acute healthcare and related businesses, from 2016 to 2023.
•	Previously served as President of Brookdale Senior Living, Inc. (“Brookdale”) (NYSE: BKD), the largest operator of senior living communities in the United States. During his tenure at Brookdale, he served in a variety of executive leadership roles for Brookdale and one of its predecessor companies from 1997 to 2016, including serving as Brookdale’s Chief Financial Officer from 2007 to 2015.
•	Previously served as Vice President and CFO for VITAS Healthcare Corporation,a leading hospice and palliative care provider, from 1990 to 1997.

Anna-Gene O’Neal

Ms. O’Neal brings 35 years of healthcare experience, including leadership positions in home health and hospice operations, and a track record of driving business growth and improving the quality of patient care.

•	Senior Vice President of Home Health, Hospice, and Palliative Care at HarmonyCares, a Michigan-based provider of comprehensive home-based healthcare services.
•	Previously served as the President of Brookdale’s Health Care Services division, where she was responsible for home health, hospice, and outpatient therapy, from 2019 to 2021. She subsequently served as President, Hospice Service Line for HCA Healthcare, Inc. (NYSE: HCA) (“HCA”) from 2021 to 2022, following HCA’s acquisition of a majority stake in the business.
•	Previously served as President and CEO of Alive Hospice, a Tennessee-based non-profit hospice provider consistently ranked among the best in the nation, from 2012 to 2019.

Dr. Gregory S. Sheff

Dr. Sheff brings extensive knowledge of home health and hospice operations and insight into large payors along with more than 20 years of healthcare experience, both as a practicing physician and executive, with a particular focus on home- and value-based care.

•	Previously served as Interim President, Home Solutions, at Humana, Inc. (NYSE: HUM) from 2021 to 2022, as well as Chief Medical Officer, Home Solutions, from 2020 to 2022. He oversaw Humana’s home-focused delivery segment, where he was responsible for operations, partnerships, and integration of multiple home-based care assets, from primary care to hospital at home to Medicare-certified home health.
•	Previously served as Executive Vice President and Chief Medical Officer of AccentCare, one of the nation’s leaders in home-based healthcare services, from 2015 to 2019.

Juan Vallarino

Mr. Vallarino brings more than 40 years of experience in the healthcare industry, and has extensive knowledge of multifaceted home health and post-acute experience, as well as a deep understanding of managed care payor negotiations.

•	President and Chief Executive Officer of myLaurel, a leader in providing high-acuity, high-complexity care in patients’ homes.

•	Previously served as Chief Executive Officer of myNEXUS, a leading provider of comprehensive home-based nursing management to health insurers, from 2019 until its successful sale in 2021 to Anthem (now known as Elevance Health, Inc. (NYSE: ELV)). He also served myNEXUS as a Vice Chairman and in a strategic advisor role from 2018 to 2019.

•	Previously spent over two decades with HCA and its predecessor companies from 1993 to 2016. Most recently he served as Senior Vice President of Employer and Payer Engagement with responsibility for over $30 billion in net revenue.

Conclusion

Although we are disappointed that Enhabit has not been sold, our belief in Enhabit’s value has never been stronger. We are confident that both of the Company’s end markets will continue to grow steadily in the future, and the utilization pressures currently faced by MA plans only emphasize the importance of providers like Enhabit to payors who need greater control over healthcare costs. Whatever Enhabit’s future ultimately entails, it is abundantly clear that a new Board is needed to ensure that the Company realizes its full potential. We believe that the AREX Slate offers the best chance to achieve that result and to ensure that value is maximized for all stockholders.

We look forward to being in touch in the coming weeks with more information about our highly qualified director candidates and their vision for Enhabit.

Best regards,

Andrew Rechtschaffen Managing Partner	James T. Corcoran Partner

About AREX

AREX Capital Management, LP is a value-oriented investment firm based in New York City. AREX takes a long-term, opportunistic approach to investing and focuses primarily on publicly traded companies with significant, unrealized potential.

Investor Contact

Saratoga Proxy Consulting
John Ferguson
(212) 257-1311
rehabEHAB@saratogaproxy.com

Media Contact

Longacre Square Partners

Greg Marose / Charlotte Kiaie

(646) 386-0091

rehabEHAB@longacresquare.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

AREX Capital Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands (“AREX Capital Master”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Enhabit, Inc., a Delaware corporation (the “Company”).

AREX CAPITAL MASTER STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are AREX Capital Master, AREX Capital Partners, LP, a Delaware limited partnership (“AREX Capital Partners”), AREX Capital, Ltd., a Cayman Islands exempted company (“AREX Limited”), AREX Capital GP, LLC, a Delaware limited liability company (“AREX Capital GP”), AREX Capital Management, LP, a Delaware limited partnership (“AREX Capital Management”), AREX Capital Management GP, LLC, a Delaware limited liability company (“AREX Capital Management GP”), Andrew Rechtschaffen, Megan Ambers, James T. Corcoran, Maxine Hochhauser, Mark W. Ohlendorf, Anna-Gene O’Neal, Dr. Gregory S. Sheff, and Juan Vallarino.

As of the date hereof, AREX Capital Master directly beneficially owns 566,234 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and has economic exposure to an aggregate of 71,929 notional shares of Common Stock pursuant to certain cash-settled total return swap agreements. Each of AREX Capital Partners and AREX Limited, as feeder funds of AREX Capital Master, may be deemed to beneficially own the 566,234 shares of Common Stock owned by AREX Capital Master. AREX Capital GP, as the general partner of AREX Capital Master, may be deemed to beneficially own the 566,234 shares of Common Stock owned by AREX Capital Master. AREX Capital Management, as the investment advisor of each of AREX Capital Master and certain accounts separately managed by AREX Capital Management (the “AREX Managed Accounts”), may be deemed to beneficially own the 2,446,162 shares of Common Stock owned in the aggregate by AREX Capital Master and held in the AREX Managed Accounts. AREX Capital Management GP, as the general partner of AREX Capital Management, may be deemed to beneficially own the 2,446,162 shares of Common Stock owned in the aggregate by AREX Capital Master and held in the AREX Managed Accounts. Mr. Rechtschaffen, as the Managing Member of each of AREX Capital GP and AREX Capital Management GP, may be deemed to beneficially own the 2,446,162 shares of Common Stock owned in the aggregate by AREX Capital Master and held in the AREX Managed Accounts. As of the date hereof, none of Mses. Ambers, Hochhauser nor O’Neal, nor Messrs. Corcoran, Ohlendorf nor Vallarino, nor Dr. Sheff own any shares of Common Stock.